Exhibit 10(d)



                                 THE SSgA FUNDS

                     MULTIPLE CLASS EXPENSE ALLOCATION PLAN
                             PURSUANT TO RULE 18F-3

INTRODUCTION

This Multiple Class Expense Allocation Plan (the "Plan") has been adopted pursuant to Rule 18f-3(d) of the Investment Company Act of 1940, as amended (the "1940 Act"). This Plan is intended to conform to Rule 18f-3 of the 1940 Act and any inconsistencies shall be read to conform with such Rule.

The Plan relates to shares of the series of The SSgA Funds (the "Trust"), a Massachusetts business trust, listed on Schedule A hereto, as amended from time to time (each such series, a "Fund" and such series collectively, the "Funds"). Shares representing interests in each Fund are issued in two or more separate classes (each, a "Class" and collectively, the "Classes"), each of which represents a pro rata interest in the same portfolio of investments of the Fund and differs only to the extent outlined below.

DISTRIBUTION AND SERVICING ARRANGEMENTS

Each Class of shares is offered for purchase by investors with the fee structure described below. Pursuant to Rule 12b-1 under the 1940 Act, the Trust has adopted a separate Plan of Distribution (each, a "12b-1 Plan") for each Class of shares of a Fund. The shares of each such Class may be subject to different distribution and/or shareholder servicing fees ("12b-1 fees") in accordance with the terms of each such 12b-1 Plan.

INSTITUTIONAL CLASS SHARES. Institutional Class Shares of a Fund are offered without imposition of a front-end sales load ("FESL") or contingent deferred sales load ("CDSL"). Institutional Class Shares are subject to distribution and/or shareholder servicing fees and expenses payable under the Trust's 12b-1 Plan for Institutional Class Shares. Institutional Class Shares are offered for sale only to investors meeting the eligibility requirements disclosed in the current prospectus for such Institutional Class Shares.

CLASS R SHARES. Class R Shares are offered without imposition of a FESL or CDSL. Class R Shares are subject to distribution and/or shareholder servicing fees and expenses payable under the Trust's 12b-1 Plan for Class R Shares. Class R Shares are offered for sale only to investors meeting the eligibility requirements disclosed in the current prospectus for such Class R Shares.

ADDITIONAL CLASSES OF SHARES. The Board of Trustees has the authority to create additional Classes, or change existing Classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act.

EXPENSE ALLOCATIONS

CLASS EXPENSES. Expenses relating to different arrangements for distribution and shareholder servicing of Shares under a 12b-1 Plan shall be allocated to and paid by the applicable Class. A Class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if (i) such expenses are actually incurred in a different amount by that Class, or if the class receives services of a different kind or to a different degree than other Classes and (ii) the Trust's Board of Trustees (the "Board") has approved such allocation.

OTHER ALLOCATIONS. All expenses of a Fund not allocated to a particular Class pursuant to Sections III.1. of this Plan shall be allocated to each Class on the basis of the net assets of each Fund represented by shares of that Class in relation to the net assets of the Fund. Notwithstanding the foregoing, the underwriter, adviser, or other provider of services to a Fund may waive or reimburse the expenses of a specific Class or Classes of the Fund to the extent permitted under Rule 18f-3 under the Act; provided, however, that the Board shall monitor the use of such waivers or expense reimbursements intended to differ by Class.

EXCHANGE PRIVILEGES AND CONVERSION FEATURES

EXCHANGE PRIVILEGES. Shareholders of a Fund may, to the extent provided from time to time in the Trust's registration statement under the Securities Act of 1933, as amended, (the "1933 Act"), exchange shares of a particular Class of a Fund for (i) shares of the same class in another Fund or (ii) shares of a different Class of the same or different Fund, each at the relative net asset values of the respective shares to be exchanged and with no FESL or CDSL, provided further, that the shares to be acquired in the exchange are, as may be necessary, registered under the 1933 Act, qualified for sale in the shareholder's state of residence and subject to the applicable requirements, if any, as to minimum amount.

CONVERSION FEATURES. To the extent provided from time to time in the Trust's registration statement under the 1933 Act, shares of a Class of a Fund may contain a conversion feature whereby they may automatically convert into shares of a different Class after a prescribed period following the purchase of the convertible shares. Shares acquired through the reinvestment of dividends and other distributions paid with respect to convertible shares also shall be subject to such conversion feature. All conversions shall be on the basis of the relative net asset values of the two classes of shares, without the imposition of any FESL or CDSL.

CONFLICTS OF INTEREST

The Board of Trustees does not believe that the implementation of the Plan will give rise to any conflicts of interest. The Board will monitor the operation of the Plan on an ongoing basis for the existence of any material conflicts among the interests of the holders of the various Classes and will take any action reasonably necessary to eliminate any such conflicts that may develop.

BOARD REVIEW

INITIAL REVIEW. This Plan has been approved by a majority of the Trustees of the Trust , including a majority of the Trustees who are not interested persons of any Fund. With respect to each Fund, the Trustees have found that this Plan, including the expense allocation provisions thereof, is in the best interests of each Class individually and the Fund as a whole. The Trustees have made this determination after requesting and reviewing such information as they deemed reasonably necessary to evaluate this Plan. In making its determination, the Board focused on, among other things, the relationship between or among the Classes and examined possible conflicts of interest among Classes (including those potentially involving cross-subsidization between Classes) regarding the allocation of expenses, fees, waivers and expense reimbursements. The Trustees also evaluated the level of services provided to each Class and the cost of those services in order to ensure that the services were appropriate and the allocation of expenses was reasonable.

PERIODIC REVIEW. The Board shall review this Plan as frequently as deemed necessary. Prior to any material amendment to this Plan with respect to a Fund, the Board, including a majority of the Trustees that are not interested persons of any Fund, shall find that the Plan, as proposed to be amended (including any proposed amendments to the method of allocating Class and/or Fund expenses), is in the best interest of each Class individually and the Fund as a whole. In considering whether to approve any proposed amendment to the Plan, the Board shall request and evaluate such information as it considers reasonably necessary to evaluate the proposed amendment to the Plan. Such information shall address, among other issues, whether the proposed amendment will result in a cross-subsidization of one Class by another Class.

                                   SCHEDULE A

                                 THE SSgA FUNDS

                   Multiple Class Plan Pursuant to Rule 18f-3

FUND                                                    CLASSES
SSgA Aggressive Equity Fund                             Institutional Class
                                                        Class R
SSgA Bond Market Fund                                   Institutional Class
                                                        Class R
SSgA Core Opportunities Fund                            Institutional Class
                                                        Class R
SSgA Disciplined Equity Fund                            Institutional Class
SSgA Emerging Markets Fund                              Institutional Class
SSgA High Yield Bond Fund                               Institutional Class
SSgA IAM SHARES Fund                                    Institutional Class
SSgA Intermediate Fund                                  Institutional Class
SSgA Intermediate Municipal Bond Fund                   Institutional Class
SSgA International Growth Opportunities Fund            Institutional Class
SSgA International Stock Selection Fund                 Institutional Class
                                                        Class R
SSgA Large Cap Growth Opportunities Fund                Institutional Class
SSgA Large Cap Value Fund                               Institutional Class
SSgA Life Solutions Balanced Fund                       Institutional Class
                                                        Class R
SSgA Life Solutions Growth Fund                         Institutional Class
                                                        Class R
SSgA Life Solutions Income and Growth Fund              Institutional Class
                                                        Class R
SSgA Money Market Fund                                  Institutional Class
SSgA MSCI EAFE Index Fund                               Institutional Class
SSgA Prime Money Market Fund                            Institutional Class
SSgA S&P 500 Index Fund                                 Institutional Class
SSgA Small Cap Fund                                     Institutional Class
                                                        Class R
SSgA Special Equity Fund                                Institutional Class
SSgA Tax Free Money Market Fund                         Institutional Class
SSgA Tuckerman Active REIT Fund                         Institutional Class
SSgA US Government Money Market Fund                    Institutional Class
SSgA US Treasury Money Market Fund                      Institutional Class
SSgA Yield Plus Fund                                    Institutional Class